Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
John L. Higgins, President and CEO or	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100

CORRECTING and REPLACING

the Earnings Release issued by Ligand Pharmaceuticals Incorporated on May 6, 2009

SAN DIEGO (May 11, 2009) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) reported a correction to its earnings release issued on May 6, 2009 relating to a milestone earned from Pfizer, Inc. Under the terms of a 1991 research agreement with Pfizer and as a result of approval by the European Commission for Pfizer’s FABLYN® (lasofoxifene) Tablets, the Company earned a contractual milestone of $3.0 million. As previously disclosed on March 24, 2009 at the time of the European approval, under the terms of a 1996 settlement agreement, Pfizer had the right to pay for the milestone in cash or by returning shares of Ligand stock valued at a pre-determined price. Pfizer elected to pay for the milestone by returning 323,338 shares of stock it owned in Ligand valued as of the date of the 1996 settlement agreement (adjusted for Ligand’s 2007 return of capital), or $9.28 per share.

The Company reported the milestone in its May 6, 2009 earnings release as revenue at its contractual amount of $3.0 million. Subsequent to the Company’s earnings release, as a result of continuing analysis of authoritative literature, the Company determined that the revenue associated with the milestone, previously reported as $3.0 million, should be recorded at the current fair value ($2.83 per share) of the 332,338 shares of stock on the date the milestone was earned, or $0.9 million, instead of at the stock valuation as defined in the 1996 settlement agreement

Accordingly, total revenues for the first quarter have been reduced to $9.5 million from $11.6 million, loss from continuing operations has increased to $7.5 million, or $0.07 per share, from $5.4 million, or $0.05 per share, and total net loss has increased to $5.1 million, or $0.05 per share, from $3.0 million, or $0.03 per share. Notwithstanding this change in valuation from a contractual basis to a GAAP accounting basis for how the milestone should be recorded, there is no impact on the Company’s cash balance, operating expenses or outstanding shares.

The corrected earnings release reads as follows:

Ligand Pharmaceuticals Announces First Quarter Results

Financial Results

Total revenues from continuing operations for the three months ended March 31, 2009 were $9.5 million, compared with $4.9 million for the same period in 2008. The increase in revenues of $4.6 million is due to $2.4 million of milestones earned from Pfizer, Schering-Plough and GlaxoSmithKline (GSK) as well as $4.3 million in collaboration revenues resulting from agreements acquired from Pharmacopeia. These increases were partially offset by a $2.1 million decrease in royalty revenues due to the change in the contractual royalty rate on AVINZA from 15% to 5% that became effective in the fourth quarter of 2008.

Operating costs and expenses from continuing operations in the first quarter of 2009 were $17.3 million, compared with $17.3 million in the first quarter of 2008. Research and development expenses increased by $3.3 million for the first quarter of 2009 compared to the same period in 2008, primarily due to costs of servicing the collaboration agreements acquired from Pharmacopeia in December 2008. Some of these costs are directly offset by research payments. General and administrative expenses decreased by

$3.3 million compared to the same period in 2008 as the Company incurred $4.1 million of expenses in the first quarter of 2008 related to exiting a facility. This reduction was partially offset by higher legal costs associated with litigation that is currently settled.

The total net loss in the first quarter of 2009 was $5.1 million, or $0.05 per share, compared with a net loss of $3.9 million, or $0.04 per share, in the comparable 2008 quarter. Loss from continuing operations in the first quarter of 2009 was $7.5 million, or $0.07 per share, compared with a loss from continuing operations of $9.7 million, or $0.10 per share, in the comparable 2008 quarter. Income from discontinued operations in the first quarter of 2009 was $2.4 million, or $0.02 per share, compared with income from discontinued operations of $5.8 million, or $0.06 per share, in the comparable 2008 quarter.

As of March 31, 2009, Ligand had cash, cash equivalents, short-term investments and restricted investments of $53.9 million. Also, in April 2009 $10.3 million of cash was released to the Company that had previously been held in a trust account to support potential indemnifiable claims on behalf of certain current and former members of Ligand’s Board of Directors. During the first quarter of 2009, in addition to operating expenses, the company had non-recurring cash outflows of $8.5 million for litigation settlement payments, $3.5 million to pay-off debt and $3.5 million related to Pharmacopeia acquisition costs.

First Quarter 2009 and Recent Highlights

•

April: Wyeth received approval from the European Commission (EC) for CONBRIZA™ (bazedoxifene), a selective estrogen receptor modulator (SERM) for the treatment of osteoporosis in post-menopausal women at increased risk of fracture. As a result of the European approval of bazedoxifene, Ligand has earned a $550,000 milestone payment, and is entitled to receive royalty payments on net sales of the product.

•

April: The U.S. Securities and Exchange Commission (SEC) notified Ligand that it has terminated its investigation and that it has not recommended enforcement action against Ligand relating to the previously disclosed SEC investigation in connection with the restatement of the Company’s financial statements as of and for the years ended December 31, 2002 and 2003 and for the first three quarters of 2004.

•

March: Ligand announced that it identified a new lead compound for advancement in its alliance with GSK. This newly identified compound is from a program being evaluated as a potential treatment for inflammatory indications identified through the collaboration. As a result of this achievement, Ligand earned a $500,000 milestone payment from GSK.

•

March: Pfizer received approval from the European Commission for FABLYN® (lasofoxifene) Tablets, a SERM for the treatment of osteoporosis in post-menopausal women at increased risk of fracture. As a result of the first approval of FABLYN in a major market, Ligand earned a milestone that Pfizer elected to pay by returning 323,338 shares of stock it owned in Ligand, which at the date the milestone was earned had a market value of $0.9 million.

•

February: Ligand and The Rockefeller University entered into a Settlement Agreement and Mutual Release. As previously disclosed, under the settlement agreement Ligand agreed to make various payments to The Rockefeller University. In addition, all the claims and counterclaims were dismissed with prejudice.

•

February: Ligand announced preliminary results from the Phase IIb study for PS433540, the first-in-class Dual Acting Receptor Agonist (DARA) that targets the angiotensin II and endothelin A receptors. PS433540 was found to be safe and well tolerated, and demonstrated statistically significant greater reductions in blood pressure than placebo

•

February: Ligand earned a $1 million milestone payment from Schering-Plough related to the progress of Schering-Plough’s inhibitor of ß-site of APP cleaving enzyme (BACE) for the treatment of Alzheimer’s disease.

•

January: The FDA notified Ligand that it had completed the review of Ligand’s Investigational New Drug (IND) application and that the company could proceed with clinical testing for LGD-4033, a selective androgen receptor modulator (SARM). Ligand intends to initiate a Phase I trial in the second quarter.

“Within a span of six months, Ligand’s research and development engine and its product pipeline have yielded a series of successes, including the approvals of PROMACTA in the U.S., CONBRIZA and FABLYN in Europe, licensing of our lead compound LGD-4665 to GSK, and earning milestone payments from Schering-Plough, GSK, Wyeth and Pfizer,” said John L. Higgins, President and Chief Executive Officer. “The acquisition and integration of Pharmacopeia has gone smoothly and the business is performing well. Our first quarter results demonstrate the operating leverage in our business model, and the Company’s potential for delivering strong cash flow over the long-term and driving shareholder value through higher potential revenue on a relatively low-cost structure.”

2009 Operating Forecast

Affirming its previous 2009 revenue forecast, Ligand expects 2009 total revenue of $30 to $34 million, including approximately $9.0 million of non-cash deferred revenue, consisting of royalty payments from King Pharmaceuticals for sales of AVINZA® and from GSK for sales of PROMACTA®, revenue from collaboration agreements and potential milestone payments from existing corporate partners. For the remaining three quarters of 2009, the Company anticipates total operating costs will be between $35 million and $37 million, including non-cash expenses of approximately $6.0 million.

Key Program Summary and Updates

Schering-Plough – CXCR2: Ligand’s partner Schering-Plough completed two separate Phase II studies in asthma in the first quarter as updated on clinicaltrials.gov. A Phase II study in patients with moderate-to-severe chronic obstructive pulmonary disease (COPD) was completed in the fourth quarter of 2008.

Bristol-Myers Squibb – p38 Kinase: Ligand’s partner Bristol-Myers Squibb is currently conducting Phase II studies for orally active p38 mitogen-activated protein (MAP) kinase inhibitor for treatment of moderate-to-severe psoriasis, rheumatoid arthritis (RA) and atherosclerosis. Phase II studies are expected to be complete in 2009. Positive Phase I results in healthy subjects and in patients with stable RA were reported at the October 2008 American College of Rheumatology meeting.

DARA – Dual Acting Receptor Agonist (DARA): A late-breaking presentation titled “DARA PS433540, a Dual Angiotensin (AT1) and Endothelin (ETA) Receptor Antagonist (DARA) Demonstrates Dose-Dependent Blood Pressure (BP) Lowering Effects Better Than Irbesartan in Phase IIb Dose Ranging Study in Stage I and II Hypertensive Patients” was presented at the American Society of Hypertension Annual Meeting on May 7, 2009. The 800 mg dose of PS433540 produced statistically significant greater reductions in both systolic and diastolic blood pressures than the active comparator, irbesartan, which was tested at its highest approved dose. The 400 mg dose of PS433540 also produced trending greater reduction in systolic blood pressure than irbesartan. Both the 400 mg and 800 mg doses of PS433540 produced statistically significant better blood pressure control (< 140/90 mmHg; secondary end point) than the irbesartan.

EPO Mimetic: Ligand is conducting drug discovery and research studies for an oral erythropoietin (EPO) mimetic. EPO and thrombopoietin (TPO) act on hematopoietic stem cells to guide development of blood cells to form erythrocytes or platelets. EPO and TPO produce lineage-specific effects by acting through similar receptors. Ligand believes that oral EPO mimetics will provide new therapeutic options to patients with chronic renal disease, cancer, or anemia of chronic disease.

Wyeth – SERM (selective estrogen receptor modulator):

VIVIANT™ (bazedoxifene): In April 2009, Wyeth received approval from the European Commission for CONBRIZA for the treatment of osteoporosis in post-menopausal women at increased risk of fracture. In the U.S., Wyeth received a third approvable letter in the second quarter of 2008 for bazedoxifene for the treatment of osteoporosis. In the letter, the FDA requested information similar to that outlined in its approvable letter for bazedoxifene’s NDA for the prevention of postmenopausal osteoporosis issued in December 2007. This included further analyses concerning the incidence of stroke and venous thrombotic events. Wyeth will file a complete response in 2009 and expects the FDA to convene an advisory committee to review the pending New Drug Applications (NDAs) for both the treatment and the prevention of postmenopausal osteoporosis with VIVIANT.

APRELA™ (bazedoxifene + PREMARIN®): Two Phase III studies with bazedoxifene/conjugated estrogens (APRELA) showed a reduction of up to 80% in the number and severity of hot flashes in symptomatic postmenopausal women compared with placebo. Wyeth expects to file an initial NDA no earlier than the first half of 2010.

Pfizer – SERM (selective estrogen receptor modulator): In March 2009, Pfizer received approval from the European Commission for FABLYN® (lasofoxifene) Tablets for the treatment of osteoporosis in post-menopausal women at increased risk of fracture. In the U.S., the FDA advisory panel voted 9-3 and in January 2009 the FDA issued a complete response letter.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with muscle wasting, frailty, hormone-related diseases, osteoporosis, inflammatory diseases, anemia, asthma, rheumatoid arthritis and psoriasis. Ligand’s proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world’s largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, Pfizer and Wyeth Pharmaceuticals. With nine pharmaceutical deals and more than twenty different molecules in various stages of development, Ligand utilizes proprietary technologies for identifying drugs with novel receptor and enzyme drug targets.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not receive expected royalties on AVINZA® from King Pharmaceuticals, PROMACTA® from GSK or any other partnered products or from research and development milestones, and we may not be able to timely or successfully advance any product(s) in Ligand’s pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2009, that Ligand will deliver strong cash flow over the long term, that Ligand’s 2009 revenues will be driven by royalty payments related to AVINZA and PROMACTA sales, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval in 2009 or later, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan, and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

[Tables to follow]

LIGAND PHARMACEUTICALS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended March 31,
	2009	2008
Revenues:
Royalties	$2,730	$4,874
Collaborative research and development and other revenues	6,740	—

	9,470	4,874
Operating costs and expenses:
Research and development	10,462	7,165
General and administrative	6,817	10,099

Total operating costs and expenses	17,279	17,264
Amortization of deferred gain on sale leaseback	491	491

Loss from operations	(7,318)	(11,899)
Other income, net	(164)	401
Income tax benefit	—	1,781

Loss from continuing operations	(7,482)	(9,717)

Discontinued operations, net of taxes	2,366	5,784

Net income (loss)	(5,116)	(3,933)

Basic and diluted per share amounts:
Loss from continuing operations	(0.07)	(0.10)
Discontinued operations	0.02	0.06

Net income (loss)	(0.05)	(0.04)

Weighted average number of common shares	113,118,073	95,047,440

LIGAND PHARMACEUTICALS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash, cash equivalents and short-term investments	52,604	80,671
Accounts receivable, net	2,715	—
Other current assets	1,179	2,300
Current portion of co-promote termination asset	11,197	10,958

Total current assets	67,695	93,929
Property and equipment, net	11,195	12,903
Goodwill and other identifiable intangible assets	2,185	5,375
Long-term portion of co-promote termination asset	46,806	47,524
Restricted indemnity account	10,264	10,232
Other assets	1,442	1,485

	139,587	171,448

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	23,592	35,972
Allowance for loss on returns, rebates and chargebacks	5,590	9,590
Current portion of deferred gain	1,964	1,964
Current portion of co-promote termination liability	11,197	10,958
Current portion of debt	349	1,829
Current portion of deferred revenue	10,192	10,301

Total current liabilities	52,884	70,614
Long-term portion of debt	54	2,178
Long-term portion of co-promote termination liability	46,806	47,524
Long-term portion of deferred revenue	10,380	16,819
Long-term portion of deferred gain	22,801	23,292
Other long-term liabilities	9,015	9,041

Total liabilities	141,940	169,468
Common stock subject to conditional redemption	12,345	12,345
Stockholders’ equity	(14,698)	(10,365)

	139,587	171,448

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